CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Berman Center, Inc. (formerly known as LB Center, Inc.) on Form SB-2 (333-126387) of our report, dated May 12, 2005, (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts” in the Prospectus.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

By:	/s/ Singer Lewak Greenbaum & Goldstein LLP
Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
January 24, 2006